EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements (Nos. 333-148055, 333-194404 and 333-223824) on Form S-8 of our reports dated April 6, 2022, with respect to the consolidated financial statements of Teekay Tankers Ltd. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Chartered Professional Accountants

Vancouver, Canada
April 6, 2022